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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

VIST Financial Corp.
Wyomissing, Pennsylvania

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-45878, 333-102238, and 333-166305) and Form S-8 (No. 333-143790, 333-45874, 333-37452, 333-37438, 333-81509, 333-81511, 333-108129, 333-108130, 333-165923 and 333-174098) of VIST Financial Corp. and its subsidiaries of our report dated March 21, 2011, except for the Troubled Debt Restructurings disclosure in Note 6, as to which the date is July 21, 2011, relating to the consolidated financial statements as of December 31, 2010 and for the years ended December 31, 2010 and 2009, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Reading, Pennsylvania
March 28, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm